EXHIBIT 10.13

TERMINATION AGREEMENT

This Termination Agreement is entered into as of the 18th day of April, 2011 by and between AnythingIT Inc., a Delaware corporation (the “Corporation”) with its principal place of business at 17-09 Zink Place, Unit 1, Fair Lawn, New Jersey 07410 and Forge Financial Group, Inc., a Florida corporation (“Forge”) with its principal place of business at 301 Yamato Road, Suite 4160, Boca Raton, Florida 33431.

WHEREAS, the Corporation and Forge are parties to that certain letter agreement dated May 11, 2010 related to the offering of units of the Corporation’s securities pursuant to the terms and conditions of its Confidential Private Offering Memorandum dated June 29, 2010 (the “2010 Unit Placement Agent Agreement”).

WHEREAS, the Corporation and Forge are parties to that certain letter agreement dated December, 2010 related to the offering of units of the Corporation’s securities pursuant to the terms and conditions of its Confidential Term Sheet dated January 7, 2011 (the “2011 Note Placement Agent Agreement”).

WHEREAS, the Corporation and Forge are parties to that certain letter agreement dated January 24, 2011 related to the offering of units of the Corporation’s securities pursuant to the terms and conditions of its Confidential Private Offering Memorandum dated February 1, 2011 (the “2011 Unit Placement Agent Agreement”).

WHEREAS, the Corporation and Forge are parties to that certain Independent Consulting and Advisory Agreement dated January 21, 2010 (the “Consulting Agreement”).

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Termination of Consulting Agreement.  The Consulting Agreement is hereby terminated in its entirety.  Forge acknowledges that it has received all compensation due it, and reimbursement for all expenses, under the terms of the Consulting Agreement through the date of termination.  Forge shall have no further obligation to provide the services specified in the Consulting Agreement and the Corporation shall have no further obligation to pay Forge any additional compensation pursuant to the terms of the Consulting Agreement, either pursuant to Paragraphs 3, 4 or 5, or otherwise.

2.           Waiver of Fees.  Forge has received all compensation payable to it for services performed by it pursuant to the 2010 Unit Placement Agent Agreement, the 2011 Note Placement Agent Agreement and the 2011 Unit Placement Agent Agreement.  All rights and interest in and to any additional placement agent fees and/or the warrant solicitation fees payable pursuant to Paragraph 2 of each of the 2010 Unit Placement Agent Agreement, the 2011 Note Placement Agent Agreement and the 2011 Unit Placement Agent Agreement is hereby waived by Forge.

3.           Termination of Additional Obligations.  The obligation of the Corporation to provide continuing financial information to Forge pursuant to Paragraph 3 of each of the 2010 Unit Placement Agent Agreement, the 2011 Note Placement Agent Agreement and the 2011 Unit Placement Agent Agreement is hereby terminated.

4.           Amendment or Assignment.  No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

5.           Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the day when delivered in person or transmitted by confirmed facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other address as any party hereto shall designate to the other for such purpose in the manner herein set forth.

6.           Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein.  All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

7.           Severability.  The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision.  In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

8.           Construction and Enforcement.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without and application of the principles of conflicts of laws.  Any dispute a rising out of this Agreement shall be adjudicated in the courts of the State of Delaware or in the United States District Court for the District of Delaware.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Delaware, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Delaware has been brought in an inconvenient forum.

9.           Binding Nature, No Third Party Beneficiary. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns, and is made solely and specifically for their benefit.  No other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

10.           Counterparts.  This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures.  All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ANYTHINGIT INC.

By:
Dave Bernstein, Chief Executive Officer

FORGE FINANCIAL GROUP, INC.

By:
Name:
Title: